Exhibit 10.13.1

Infrastructure Availability Service Level Agreement

This Service Level Agreement, known as “SLA”, between Cyrus Networks, LLC dba CyrusOne, a Delaware corporation with its principal place of business at 4201 Southwest Freeway, Houston, Texas 77027 and Q2 Software, Inc., known as “Customer”, is entered into pursuant to the Master Services Agreement, known as “MSA’, dated 1/7/2010.

I.                SLA Overview

a.              The purpose of the CyrusOne SLA is to set out the Customer expectations and service performance levels that will be provided, the metrics or performance indicators by which those SLAs will be measured, and the remedies that will be available to the Customer if the Service Levels are not achieved.

II.           Infrastructure Availability:

a.              Infrastructure shall consist of the following components that are provided as part CyrusOne’s Services:

i.                  Colocation space reserved for use by Customer in the CyrusOne data center, including quarter, half, or full cabinets and cage space;

ii.               Power provided to Customer’s colocation space; and

iii.            Internet access provided to Customer from the CyrusOne Internet Backbone.

b.              The Infrastructure Availability Percentage shall be calculated each month during the term of the Service Agreement monthly as follows:

i.                  Total minutes of Infrastructure Availability per month / Total minutes per month

c.               In the event that CyrusOne fails to meet its stated Infrastructure Availability SLA in any given month during the contract term, Customer shall be entitled to receive a Service Credit as the sole and exclusive remedy hereunder, by providing CyrusOne with a written request for a Service Credit within ninety (90) days after receipt of an invoice for the period in which the Infrastructure was unavailable. The amount of the Service Credit shall be determined by multiplying the applicable Service Credit Percentage, in accordance with Table 1 shown below, by the Monthly Recurring Charge, known as “MRC”, for the affected Service or Services.

Table 1: Incident Management Availability Matrix

Infrastructure Availability Percentage	Service Credit Percentage
100%	0%
<99.99% > 99.5%	3%
<99.5% > 99.0%	5%
<99.0% > 98.5%	10%
<98.5	25%

d.              For purposes of determining the Infrastructure Availability Percentage, the following causes of Infrastructure unavailability will be excluded:

i.                  Outages due to scheduled maintenance or emergency maintenance,

ii.               Outages resulting from a Force Majeure event as stated in the MSA,

iii.            Outages caused directly by acts or omissions of Customer or its employees, agents, contractors or representatives,

iv.           Outages due to the use or failure of any Customer owned or provided equipment used in connection with the services,

v.              Outages resulting from CyrusOne following or implementing instructions or procedures issued by Customer,

vi.          Outages resulting from Denial of Service (“DoS”) and Distributed DoS attacks.

vii.        Outages resulting from Customer not utilizing or implementing the redundant components of the Infrastructure provided by CyrusOne,

III.      Limitations. The SLA applies only to Customers agreeing to a Term Commitment of at least one (1) year. CyrusOne reserves the right to amend the SLA from time to time effective upon notice to Customer; provided, that in the event of any amendment resulting in a material reduction of the SLA’s service levels or credits, Customer may terminate this Agreement without penalty by providing CyrusOne written notice of termination during the thirty (30) cays following notice of such amendment. The SLA together with Section 4.3 of the MSA sets forth Customer’s remedies for any claim relating to the Services, including any failure to meet any guarantee set forth in the SLA. CyrusOne’s records and data shall be the basis for all SLA calculations and determinations. Notwithstanding anything to the contrary, the maximum amount of credit in any calendar month under the SLA shall not exceed 25% of the Monthly Recurring Charge (MRC), which, absent the credit, would have been charged for CyrusOne Service that month.

IV.       Customer Compliance. Without limiting the foregoing, Customer agrees that neither it nor its employees, agents, contractors or representatives shall attempt, in any way, to circumvent or otherwise interfere with any security precautions, procedural controls, Acceptable Use Policy, Change Management or other CyrusOne policies relating to the CyrusOne service offering. Any such actions may cause a disruption in service. Any disruption of services which results in the violation of these provisions shall be excluded from the Infrastructure Availability SLA and Customer will have no right to any Availability Service Credit or other remedy under this SLA or otherwise with respect to such disruption. Customer will be responsible and indemnify CyrusOne for, any damage or service interruptions caused by Customer or its employees, agents, contractors or representatives in violation of these provisions, including, without limitation, any damage to any CyrusOne provided equipment or colocation infrastructure or other affected customers or other affected customers’ equipment. Customer will pay CyrusOne, at the current published rates, for reasonable remedial services resulting from the Customer’s actions.

Change Management. CyrusOne will provide the Customer with at least seven (7) days prior written notice before performing scheduled maintenance and as much notice as possible when performing Emergency Change Controls. CyrusOne designs its Services around an N+1 redundancy philosophy that is used to minimize outages during planned change controls. CyrusOne will use commercially reasonable efforts to minimize the impact of any change control and, when possible, schedule the change control to eliminate or minimize impact to the Customer’s Service. However, CyrusOne reserves the right to proceed with any change control if it is determined, by CyrusOne in its sole discretion that a change control is necessary to maintain the overall integrity of the Services or such change control will not impact Customer’s service. By the signatures of their duly authorized representatives below, CyrusOne and Customer, intending to be legally bound, by the MSA, agree to all of the provisions of this SLA.

Customer		Cyrus Networks, LLC dba CyrusOne

Signature	/s/ Adam Anderson	Signature	/s/ Blake McLane
Print Name	Adam Anderson	Print Name	Blake McLane
Title	Chief Technical Officer	Title	Sr. Vice President
Date	1/7/2010	Date	1-11-2010